Exhibit 99.1
 Graham Holdings Company Completes Sale of Megaphone to Spotify

ARLINGTON, VA—December 8, 2020—Graham Holdings Company (NYSE: GHC) announced today that it has completed the sale of Megaphone to Spotify Technology S.A. (NYSE: SPOT). Megaphone is a podcast technology company that provides hosting and ad-insertion capabilities for publishers and targeted ad sales for brand partners.

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Contact:	Pinkie Mayfield
(703) 345-6450
Pinkie.Mayfield@ghco.com